EXHIBIT 10.3

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 4, 2017 (the “Effective Date”), between Art Golden, an individual (“Employee”), and Fenix Parts, Inc., a Delaware corporation (the “Company” or “Employer”). This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between Employer and Employee.
1.Term. Employer hereby agrees to continue the employment of Employee, and Employee hereby accepts continued employment with the Company under the terms and conditions set forth in this Agreement. This Agreement shall commence on the Effective Date hereof and, subject to the various termination provisions contained herein, shall extend through December 31, 2018 (the “Original Term”). Thereafter, on January 1 of each succeeding year, commencing with January 1, 2019, this Agreement shall automatically renew for successive one-year periods (each a “Renewal Term” and together with the Original Term, the “Term”), unless terminated according to one of the termination provisions contained herein.

2.Employment.
a.     Position. The Company agrees to employ Employee as its Chief Operating Officer during the Term. Employee shall report to the Chief Executive Officer and to the Board of Directors of the Company (the “Board”).
b.     Duties. Employee shall promote the interests of the Company and shall diligently, and to the best of his ability, perform all duties as are customarily performed by persons acting in such Chief Operating Officer capacity and all such other duties as may be assigned by the Chief Executive Officer or the Board from time to time to time, all in accordance with the bylaws and corporate policies of the Company in effect from time to time.
c.     Time to be- Devoted to Employment. Employee shall devote his full time and energy to the business of the Company. Employee shall not be engaged in any other enterprise or business activity, whether for-profit or not-for-profit in nature, which would require significant time and attention or otherwise interfere with Employee’s duties and responsibilities hereunder, without the express written consent of the Board. However, the foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operations or affairs of the companies or enterprises in which such investments are made nor violate the terms of Paragraph 8 below.
d.     At-Will Employment. Employee shall be employed on an at-will basis and may terminate his employment and may be terminated from his employment at any time by the Board with or without cause, subject to the severance payment and other provisions set forth in Paragraph 9 below.

3.Compensation and Benefits.
a.Base Salary. Employee shall receive an annual base salary of $250,000 per year (the “Base Salary”) payable in accordance with the Company's regular payroll practices, as established from time to time. Employee’s Base Salary and any cash bonus or other compensation shall be subject to withholding and other applicable taxes. Base Salary may be increased from time to time, but not decreased without the written consent of Employee, by the Compensation Committee of the Board (the “Committee”) taking into consideration such factors as inflation, geographic market and competitive trends, corporate performance and circumstances, individual job performance and other factors that the Committee, in its sole discretion, deems pertinent.
b.Annual Incentive Cash Bonus. Employee will be eligible to receive an annual incentive cash bonus for each full fiscal year that Employee is employed under this Agreement. For 2016, the amount of such cash bonus, if any, will be based 100% on the discretion of the Committee based on the Committee’s assessment of the corporate and individual performance for that fiscal year. For 2017 and future years, the Committee will establish a written plan (the “Annual Cash Bonus Plan”) with (i) pre-determined quantifiable objective performance goals and metrics as determinants for a portion of the eligible bonus, and/or (ii) pre-determined qualitative subjective goals as determinants for a portion of the eligible bonus. The annual cash bonus determined to be due, if any, will be paid within 120 calendar days after the close of the Company's fiscal year and completion of an outside audit of the Company’s consolidated financial statements by the Company's independent public accounting firm.
c.Long-Term Incentive Awards. Employee will be eligible to receive equity incentive awards under the Company’s 2014 Amended and Restated Incentive Stock Plan (the “2014 Stock Plan”) and any other future plan that may be approved by the Company’s shareholders and adopted by the Company for each full fiscal year that Employee is employed under this Agreement. Such equity awards, which generally vest over three to five years from the date of grant, are intended as an incentive for future performance and to align management and shareholder interests. For 2016, the nature and amount of such equity awards, if any, and the vesting terms will be based 100% on the discretion of the Committee based on the Committee’s assessment of the corporate and individual performance for that fiscal year. For 2017 and future years, provided that the Company has shares available for grant under the 2014 Stock Plan or other approved plans, the Committee will establish a written plan (the “Annual Long-Term Incentive Plan”) with (i) pre-determined quantifiable objective performance goals and metrics as determinants for a portion of the eligible equity award, and/or (ii) pre-determined qualitative subjective goals as determinants for a portion of the eligible equity award. The long-term incentive awards determined to be due, if any, will be issued within 120 calendar days after the close of the Company's fiscal year and completion of an outside audit by the Company's independent public accounting firm.
d.Benefits. Employee shall be entitled to four (4) weeks of paid vacation per year or such greater amount as may be afforded senior executives under the Company’s policies in effect from time to time. Employee shall also be eligible for executive perquisites as may be available and deemed appropriate for Employee by the Board or the Committee. Employee shall also participate in any other Company benefit plan, to the extent he is eligible, that is generally available to the employees of the Company. The Company reserves the right to amend, modify or terminate any of the Company’s employee benefits at any time for any reason.
e.Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable, documented business expenses incurred by Employee on behalf of the Company in performance of his duties in accordance with the Company’s policies governing such matters in effect from time to time.

4.Definitions. The following definitions shall apply with respect to this Agreement.
a.    Base Salary means Employee’s annual salary; it shall not include any other benefits and special allowances for which Employee is eligible (e.g., bonuses). If Employee’s annual salary is adjusted following the Effective Date of this Agreement, the adjusted annual salary would then represent Employee’s Base Salary.
b.    Change of Control means an event or the last of a series of related events by which:
(1)    any Person directly or indirectly acquires or otherwise becomes entitled to vote stock having 51% or more of the voting power in elections for Directors; or
(2)    during any 24-month period beginning with the Effective Date hereof, a majority of the members of the Company’s Board of Directors ceases to consist of Qualifying Directors. A Director shall be considered a “Qualifying Director” if he or she falls into any one of the following five categories:
(A)    a Director at the beginning of the period (“continuing Directors”); or
(B)    a Director elected to office after the start of the period by the Board of Directors with the approval of two-thirds of the incumbent continuing Directors (an “appointed Director”); or
(C)    a Director elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent continuing and appointed Directors (an “elected Director”); or
(D)    a Director elected to office after the start of the period by the Board of Directors with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or
(E)    a Director elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or
(3)    the Company merges or consolidates with another corporation, and holders of outstanding shares of the aggregate of (A) the Company’s common stock and (B) Fenix Parts Canada, Inc.’s Exchangeable Voting Shares immediately prior to the merger or consolidation do not own stock in the survivor of the merger or consolidation having more than 51% of the voting power in elections for Directors; or

(4)    the Company sells all or a substantial portion of the consolidated assets of the Company and its subsidiaries, and the Company does not own stock in the purchaser having more than 51% of the voting power in elections for Directors.
As used in this definition, a “Person” means any “person” as that term is used in sections 13(d) and 14(d) of the Exchange Act, together with all of that person’s “affiliates” and “associates” as those terms are defined in Rule 12b-2 under the Exchange Act.
c.    Competing Business means a person, proprietorship, partnership, joint venture, limited liability company, corporation, enterprise or other entity, whether for-profit or not-for-profit in nature, other than the Company or its subsidiaries and affiliates, that from or at any location anywhere within a radius of one hundred (100) miles of the corporate office of the Company or any location from or at which the Company, directly or indirectly through one or more subsidiaries, maintained motor vehicle parts inventory for sale and/or serviced a customer or otherwise provided products or services during the two-year period ending on the date of termination of Employee's employment:

(1)is engaged in the business of purchasing and dismantling motor vehicles for the sale of recycled or reconditionable motor vehicle parts, components or systems and/or the sale as scrap metal of the unusable parts and bodies of motor vehicles;

(2)is engaged in the business of selling or reconditioning recycled motor vehicle parts, components or systems and/or the sale as scrap metal of the unusable parts and bodies of motor vehicles; or
(3)
(4)provides any other products or services that the Company provided at any time during the twoyear period ending on the date of termination of Employee's employment.

d.     Constructive Termination means that any of the following events have taken place and Employee gives written notice of his intent to resign his employment with the Company and said resignation is submitted within thirty (30) days of the event: (i) a reduction in the Base Salary of Employee without Employee’s written consent; (ii) a relocation (or demand for relocation) of Employee’s office location and principal place of employment to a location more than fifty (50) miles from Employee’s current office location and principal place of employment; or (iii) a significant or material reduction in Employee’s job duties or level of responsibility.
e.     Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
f.     Termination for Cause means a termination of Employee’s employment by the Company due to Employee’s:
(1)    willful and material failure to perform or observe (other than by reason of Disability as contemplated in Paragraph 13), or gross negligence in the performance of, any of the terms or provisions of this Agreement, including the failure of Employee to follow the reasonable written directions of Employer’s Board of Directors, and any breach of his agreements and covenants with the Company as described in Paragraphs 5, 6, 7 or 8 hereof; or
(2)    dishonesty, including fraud, a breach of fiduciary duty or misconduct on the part of Employee, that is or is reasonably likely to be damaging or detrimental to the business or reputation of Employer; or
(3)    conviction (or a plea of nolo contendere or similar plea) of a felony or any crime involving moral turpitude; or
(4)    failure to perform duties due to abuse of alcohol or drugs; or
(5)     misappropriation of funds or property of the Company; or
(6)     failure to comply with the significant provisions of the Company’s policies as specified in the Employee Handbook, or as otherwise adopted by the Board and provided to Employee, applicable to Employee and then in effect.
g.     Termination Without Cause means a termination of Employee’s employment by the Company for any reason other than those specified in subparagraph 3f(1) through (6) above, except for Disability which is covered in Paragraph 13.b.
h.     Disability means that Employee is unable to perform his duties and responsibilities hereunder to the full extent required by Employer by reason of physical or mental illness, injury or incapacity that has been ongoing for ninety (90) consecutive days.
5.Employment. The Company shall be entitled to all of the benefits and profits arising from or incident to the work, services and advice rendered by Employee relating to his work performed for the Company. Employee shall make all information available to the Company that relates to the Company’s business of which he has any knowledge and shall not use any such information or the benefits of any such information for his personal profit or that of any third party.
6.Inventions and Assignment of Rights Thereto. Employee shall promptly disclose in writing to the officials designated by the Company to receive such disclosures, complete information concerning each and every substantive conception and ideas for invention, discovery, improvement, device, design, apparatus, practice, process, method or product (hereinafter referred to as “Inventions”), whether Employee considers them patentable or not, made, developed, perfected, devised, conceived or reduced to practice by Employee, either solely or in collaboration with others, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the

Company, or resulting from any work performed by Employee for the Company or with the equipment, supplies, facilities or Confidential Information (as defined below) of the Company during the period of Employee’s employment by the Company and for a period of twenty-four (24) months after termination of employment,. Employee hereby agrees that any Inventions made, developed, perfected, devised, conceived or reduced to practice by Employee during the period of his employment by the Company, and any other Inventions made, developed, perfected, devised, conceived or reduced to practice by Employee during a period of twenty-four (24) months after termination of his employment if based upon the Confidential Information of the Company, relating either directly or indirectly to the business, products, practices or techniques of the Company, or resulting from any work performed by Employee for the Company or with the equipment, supplies, facilities or Confidential Information of the Company, are the sole property of the Company, and he hereby assigns and agrees to assign to the Company, its successors and assigns, all of his right, title and interest in and to said Inventions, and any patent applications or Letters Patent thereon. During the time period that this covenant shall apply, Employee shall execute any and all applications, assignments or other instruments that Employer or its counsel shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country or to otherwise protect Employer’s interest in any Inventions.
7.Confidentiality. Employee recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which may not be generally known in the trade and which gives the Company an advantage over its competitors who do not know or use it, including, but not limited to, correspondence, files, records, documents, memoranda, reports, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information, relating to the business, products, practices or techniques of the Company (hereinafter referred to as “Confidential Information”), whether prepared by Employee or otherwise coming into Employee's possession. Confidential Information does not include information that currently is generally available to or known by the public or hereafter becomes generally available to or known by the public through no fault of Employee, or is obtained by Employee from a third party who is under no obligation of confidence to the Company. Such Confidential Information, in whatever form or medium, shall remain the Company's exclusive property, and during Employee's employment with the Company and continuing indefinitely following the termination of Employee's employment, regardless of the reason for or circumstances of Employee's termination, Employee shall treat all Confidential Information as secret and confidential and shall not directly or indirectly (i) publish or disclose any Confidential Information to any third party (except as required in the normal course of Employee's employment or by a court order or as expressly authorized by an officer of the Company), or (ii) use any Confidential Information for Employee's own account or purposes. Further, Employee shall, during his employment and thereafter, refrain from any acts or omissions that would reduce the value of such Confidential Information to the Company. Upon the termination of Employee's employment, or at any other time that the Company requests, Employee shall promptly tum over to the Company all written or tangible Confidential Information that may be in Employee's possession or control (including all copies and summaries and notes derived from Confidential Information).
8.Non-solicitation and Noncompetition.
a.     Non-solicitation of Company Employees. Employee agrees that, during his employment with the Company and, regardless of the reason for or circumstances of Employee's termination, for a period of twenty-four (24) months beginning on the date of termination of Employee's employment (together, the “Non-solicitation Period”), Employee shall not directly or indirectly, for himself or on behalf of any other person or entity, solicit or induce for employment or attempt to solicit or induce for employment or hire away for himself or any person, firm, corporation or other entity, any full-time or part-time employee of the Company or of a subsidiary or affiliate of the Company, regardless of whether the employee was employed on an "at will" basis or pursuant to a written agreement (Employee's “Non-solicitation Covenant”).
b.     Noncompetition. Employee agrees that during his employment with the Company and, regardless of the reason for or circumstances of Employee's termination, for a period of twenty-four (24) months beginning on the date of termination of Employee's employment (together, the “Noncompetition Period”), Employee shall not, directly or indirectly, for himself or on behalf of any other person or entity as an employee, employer, consultant, agent, lender, principal, partner, investor, stockholder, manager, member, corporate officer, director, or in any other individual or representative capacity: (i) invest in, engage in, or permit his name to be used in connection with any Competing Business, (ii) accept employment with or render services of any kind to a Competing Business, or (iii) call on, solicit or divert or attempt to call on, solicit or divert for a Competing Business any business from a person, firm, corporation or other entity that was an actual or prospective customer or account of the Company or a subsidiary of the Company during Employee's employment with the Company (Employee's “Noncompetition Covenant”). This Noncompetition Covenant shall not be deemed to prohibit Employee from acquiring as a personal investment not more than one percent (1%) of the capital stock of a Competing Business whose stock is traded on a national securities exchange or over-the-counter.

c.     Violations. The duration of the Non-solicitation and Noncompetition Periods shall be extended by a length of time equal to (i) the period during which Employee is in violation of Employee's Non-solicitation Covenant or Noncompetition Covenant and (ii) without duplication, any period during which litigation or arbitration that the Company institutes to enforce Employee's Non-solicitation Covenant or Noncompetition Covenant is pending (to the extent that Employee is in violation of Employee's Non-solicitation Covenant or Noncompetition Covenant during this period). The Company shall not be obligated to pay Severance Payments (as described below) during (i) the period during which Employee is in violation of Employee's Non-solicitation Covenant or Noncompetition Covenant and (ii) without duplication, any period during which litigation or arbitration that the Company institutes to enforce Employee's Non-solicitation Covenant or Noncompetition Covenant is pending.
9.Severance Payments and Other Benefits in the Event of Termination of Employment as of or Following a Change of Control, Without Cause or Due to a Constructive Termination.

a.In the event of a pending Change of Control wherein the Company and Employee have not received written notice at least five (5) business days prior to the anticipated closing of the transaction giving rise to the Change of Control from the successor to all or a substantial portion of the Company’s business and/or assets that such successor is willing as of the Change of Control date to assume and agree to perform all of the Company’s obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, then such Change of Control shall be deemed to be a Termination Without Cause as of the date of such Change of Control, and the Company will provide payment and benefits to Employee as stipulated in Paragraph 9.d. below and all the agreements referred to in Paragraphs 5, 6, 7 and 8 shall apply as written.

b.In the event that, within 12 months of a Change of Control wherein the successor has assumed and agreed to perform all of the Company’s obligations under this Agreement, Employee’s employment is terminated by the Company by (i) a Termination Without Cause, or (ii) Employee terminates his employment as a result of a Constructive Termination, the Company or its successor, as the case may be, will provide payment and benefits to Employee as stipulated in Paragraph 9.d. below and all the agreements referred to in Paragraphs 5, 6, 7 and 8 shall apply as written.

c.In the event that (i) Employee’s employment is terminated by the Company by a Termination Without Cause, or (ii) Employee terminates his employment as a result of a Constructive Termination, at any time other than within 12 months after a Change of Control wherein the successor has assumed and agreed to perform all of the Company’s obligations under this Agreement, the Company or its successor, as the case may be, will provide payment and benefits to Employee as stipulated in Paragraph 9.d. below and all the agreements referred to in Paragraphs 5, 6, 7 and 8 shall apply as written.

d.For a termination of Employee’s employment as described in Paragraphs 9.a., 9.b or 9.c., the Company shall make the following payments and provide the following benefits to Employee:

(1)    Accrued Salary and Benefits. The Company shall pay Employee’s Base Salary through the effective date of termination of Employee’s employment. In addition, Employee shall receive the following: (i) payment for accrued but unused vacation time through the date of termination, payable within fifteen (15) days of the termination date; and (ii) group health coverage, including eligible medical, dental and vision insurance that Employee was participating in at the time of termination, through the last day of the calendar month during which the termination occurs (group health coverage after such date being governed by COBRA).
(2)     Severance Payments. For a termination of Employee’s employment as described in Paragraphs 9.a or 9.b, the Company shall additionally pay to Employee two (2) times his Base Salary in effect immediately prior to the Change of Control. For a termination of Employee’s employment as described in Paragraph 9.c, the Company shall additionally pay to Employee an amount equal to his Base Salary in effect at the time of termination of his employment.
(3)     Manner of Payment. These Severance Payments may be paid in accordance with regular payroll periods, in a single lump sum payment, or any combination thereof, as deemed appropriate by the Company. Taxes and other appropriate deductions will be withheld; however, 401k contributions will not be allowed on any Severance Payments.
(4)     COBRA. Employee’s existing coverage under the Company’s group health plan (and, if applicable, the existing group health coverage for eligible dependents) will end on the last day of the month in which the eligible Employee’s employment terminates. Employee and his eligible dependents may then be eligible to elect temporary continuation coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Employee (and, if applicable, his eligible dependents) will be provided with a COBRA election form and notice which describe his rights to continuation coverage under COBRA. If Employee elects COBRA continuation coverage, Employee (and, if applicable, his eligible dependents) may continue coverage at his own expense in accordance with COBRA or other applicable laws.
(5)     Outplacement Services. The Company will make available to Employee, upon his request, outplacement services provided by a reputable outplacement counselor selected by the Employee and acceptable to the Company for a period of six (6) months following termination. The Company will assume the cost of all such outplacement services. In no event will a cash payment be made in lieu of outplacement benefits.
e.    Payment of any Severance or post-termination benefits described in Paragraph 9.c. above shall be conditioned upon the following:

(1) If Employee is eligible to receive severance benefits under any other severance plan created by the Company, then the Company will reduce dollar for dollar any benefit due under this Agreement.

(2) Employee understands and agrees that no Severance Payments shall be made and no post-termination benefits provided to Employee pursuant to this Paragraph 9.c. unless he first executes and does not revoke a release (the “Release”) in form and substance satisfactory to the Company and its counsel releasing the Company and all subsidiaries, affiliates and related entities and their current and former officers, directors, employees, agents and clients from any and all claims related to his employment, this Agreement and the termination of his employment permitted to be released by applicable law; provided, that such Release shall contain no post-employment restrictions on competition and/or solicitation other than those contained in this Agreement.

10.Acceleration of Stock Options and Restricted Stock in the Event of a Change of Control. In the event of a Change of Control (whether or not followed by termination of Employee’s employment), all unvested stock options, restricted stock or restricted stock units granted under the 2014 Stock Plan or any other Company stock plan which Employee holds at the time of such Change of Control shall become fully vested (i.e., immediately exercisable or issuable).

11.Section 280G Limitation on Severance Payments. The Severance Payments as described in Paragraph 9a(2) of this Agreement shall be reduced as necessary so that the present value, as determined in accordance § 280G(d)(4) of the Internal Revenue Code, of the sum of (i) the Severance Payments and (ii) all other payments, if any, that must be taken into account for purposes of computation under § 280G(b)(2)(A)(ii) of the Internal Revenue Code in respect of Employee does not exceed 2.99 times Employee’s base amount, as “base amount” is defined in § 280G(b)(3) of the Internal Revenue Code.

12.Resignation, Termination for Cause. Upon Employee’s resignation other than a

Constructive Termination, or upon a Termination for Cause, (i) the Company shall (a) pay Employee’s Base Salary through the effective date of termination of Employee’s employment, (b) pay Employee for accrued but unused vacation time through the date of termination, payable within fifteen (15) days of the termination date, and (c) provide to Employee group health coverage, including eligible medical, dental and vision insurance that Employee was participating in at the time of termination, through the last day of the calendar month during which the termination occurs (group health coverage after such date being governed by COBRA), and (ii) Employee shall thereafter not be entitled to any Severance Payments or additional payments or benefits from the Company and all the agreements referred to in Paragraphs 5, 6, 7 and 8 shall apply as written.

13.Death or Disability.

a.Death.  In the event that Employee dies during the Term hereof, this Agreement shall terminate and the Company shall have no further liability or obligation hereunder to Employee’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Employee. All unvested stock options, restricted stock or restricted stock units owned by Employee at the time of death shall immediately vest in accordance with their terms of grant, and Employee’s heirs, legal representatives or administrators will be entitled to receive payment for Employee’s Base Salary and accrued but unused vacation time through the date of death and the other benefits, rights and/or payments prescribed under any employee welfare or benefit plans in which Employee was participating at the time of his death in accordance with the terms and conditions of such plans.
b.Disability.  In the event that Employee is unable fully to perform his duties and responsibilities hereunder by reason of his Disability, this Agreement may be terminated by Employee or the Company with written notice that, in the opinion of the party providing notice, a Disability (as defined herein) exists as of the date of notice and such party intends to terminate this Agreement for Disability reasons within fifteen (15) days from the date of notice. Any such Disability termination by Employee shall be accompanied by a written statement from a qualified licensed physician that Employee’s health has become impaired to an extent that makes the continued performance of his duties hereunder, with or without reasonable accommodation, hazardous to his physical or mental health or his life. In the event of any dispute as to whether a qualified Disability exists under this Paragraph 13, Employee shall submit to a physical examination by a licensed physician selected by Employer and reasonably acceptable to Employee. Employee shall continue to be compensated as provided in this Agreement through the date of written notice and for fifteen (15) days after the date of written notice. If this Agreement is terminated for Disability, then Employee shall be paid a special benefit of his regular Base Salary for the twelve-month period after termination. In addition, all unvested stock options, restricted stock and restricted stock units owned by Employee as of the Disability termination date shall immediately vest, and Employee will be entitled to receive payment for Employee’s Base Salary and accrued but unused vacation time through the effective date of termination and the other the benefits, rights and/or payments prescribed under any employee welfare or benefit plan in which Employee was participating at the time of such Disability in accordance with the terms and conditions of such plans.

14.Reasonableness of Restrictions. Employee agrees that (a) the covenants contained in Paragraphs 5, 6 and 7 hereof and the Non-solicitation and Noncompetition Covenants in Paragraph 8 hereof are necessary for the protection of Employer’s business goodwill and trade secrets, and (b) a portion of the compensation paid to Employee under this Agreement and any Severance Compensation is paid in consideration of the covenants herein contained, the sufficiency of which consideration is hereby acknowledged. If the scope of any restriction contained in Paragraphs 5, 6 and 7 hereof and the Non-solicitation and Noncompetition Covenants in Paragraph 8 hereof is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum permitted by law, and the parties hereby consent that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

15.Enforcement. Employee acknowledges that his employment with Employer is special and unique in character and that Employee will acquire special skill and training and gain special knowledge during Employee’s employment with Employer; that the restrictions contained in Paragraphs 5, 6 and 7 hereof and the Non-solicitation and Noncompetition Covenants referred to in Paragraph 8 hereof are reasonable and necessary to protect the legitimate interests of Employer and its subsidiaries and affiliates; that Employer would not have entered into this Agreement in the absence of such restrictions; and that any violation of any provision of those Paragraphs is likely to result in immediate and irreparable injury to Employer. Employee also acknowledges that Employer shall be entitled to preliminary and permanent injunctive relief and restraining orders, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of these covenants.

16.Copy of Covenants. Until the expiration of the applicable restrictions, Employee will provide, and Employer similarly may provide, a copy of the covenants contained in Paragraphs 5, 6 and 7 hereof and the Non-solicitation and Noncompetition Covenants in Paragraph 8 hereof to any business or enterprise which Employee may (i) directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management operation, financing, or control of, (ii) serve as an officer, director, employee, partner, principal, agent, representative, consultant, lender or otherwise, or (iii) with which he may use or permit his name to be used.

17.Cooperation. Upon termination of Employee’s employment for any reason, other than for Death, Disability or a Termination for Cause, Employee shall fully cooperate with and assist Employer in the transition of all significant areas of Employee’s responsibility for the conduct of Employer’s business to the officers and employees of Employer who have been assigned by Employer to assume such duties. In this regard, and without limiting Employee’s obligation to assist with the transition, Employee shall within one (1) week of the effective date of his termination, deliver a transition memorandum to Employer setting forth in reasonable detail, all material open matters with respect to which Employee has been devoting his attention including the status of such matters, the anticipated timeline for completion of such uncompleted matters, key persons within and outside of the Company who are involved in such matters and their respective roles, and any other information reasonably necessary or appropriate in order to effect the transition of responsibility for such matters from Employee to the persons to whom they have been reassigned including copies of pertinent background correspondence and documents in Employee’s possession. Following termination of employment, Employee shall have no further responsibility for the advancement or resolution of any open matters, but shall make himself reasonably available by telephone or timely email correspondence for up to sixty (60) days following the termination of employment to respond to questions about the facts and circumstances surrounding and applicable to the open matters. Failure to fully comply with this Paragraph shall be grounds for withholding post-termination Severance Payments and any benefits due to Employee, but only if Employee is given written notice that the Board believes that he is not fully cooperating, which notice states the reasons therefore, and after Employee is given fifteen (15) days to cure such alleged non-cooperation. If such alleged non-cooperation is ultimately cured, then any post-termination Severance Payments or benefits which may have been withheld shall be promptly resumed including all back payments.

18.Breach of this Agreement by the Company. If termination of Employee’s employment arises out of Company’s failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by Employer, as determined by a court of competent jurisdiction or pursuant to the provisions of Paragraph 29 below, the Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce his rights hereunder. Further, the Non-solicitation Covenant and the Noncompetition Covenant in Paragraph 8. hereof shall not apply in the event this Agreement is terminated as a result of a breach by the Company during the Term of this Agreement.

19.Prohibition Against Assignment by Employee. Employee shall not assign, transfer, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of Employer, this Agreement being personal to Employee. This Agreement shall, however, inure to the benefit of Employee’s estate, dependents, beneficiaries and legal representatives in the event of Employee’s death or incapacity as set forth in Paragraph 13. Subject to the terms of this Agreement, Employer may merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization and, as a result of such merger, consolidation or transfer, this Agreement shall bind the successor of Employer resulting from such merger, consolidation or transfer. No such merger, consolidation or transfer, however, shall relieve the parties from liability and responsibility for the performance of their respective duties and obligations hereunder.

20.Notice. Any and all notices. designations, consents, offers, acceptances or any other communication provided for herein shall be given in writing by registered or certified mail, return receipt requested, which shall be addressed, in the case of the Company, to its office in Westchester, Illinois, and in Employee’s case to his last known place of residence as reflected on the Company’s records.

21.Entire Agreement. This Agreement, together with any stock option, restricted stock or restricted stock unit agreements between Employee and the Company constitute the entire agreement between Employee and the Company and contain all of the agreements between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter hereof.

22.Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee and the Company and their respective heirs, legal representatives, executors, administrators, and successors, subject only to limitations or restrictions as specifically set forth hereon.

23.No Other Agreements. Employee hereby represents that he is not a party to any agreement which would be an impediment to entering into this Agreement or preclude him from entering into this Agreement, and he affirms that he has no agreement with any other party that would preclude his compliance with any of his obligations under this Agreement.

24.Amendment of Agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by Employee and an authorized designated representative of the Board.

25.Severability. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

26.Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

27.Waiver or Breach. The waiver by either of the parties hereto of any breach of any provision hereof shall not be construed to be a waiver of any succeeding breach of that provision or a waiver of any other provision of this Agreement.

28.Governing Law. This Agreement shall be subject to and governed by the laws of the Stare of Illinois.

29.Arbitration of Disputes. Any dispute arising under this Agreement shall be resolved through final and binding arbitration conducted before a panel of three (3) arbitrators in Cook County, Illinois pursuant to the rules then in effect of the American Arbitration Association. This shall be in lieu of any right to a jury trial, which right is expressly waived. A decision by a majority of the arbitration panel shall be final and binding. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, and vesting of stock options, restricted stock or restricted stock units (or cash compensation in lieu of such vesting) if they determine that Employee is so entitled under the applicable provisions of this Agreement. The arbitrators shall have the authority to order reimbursement by Employee of any compensation or benefits that he received under this Agreement if they determine that such compensation or benefits should not have been paid by Employer under the applicable provisions of this Agreement, and they may order payment of actual or imputed damages incurred by Employer for a breach under Paragraphs 5, 6, 7 or 8 of this Agreement. The direct out-of-pocket costs of arbitration proceedings (for example, arbitrators’ fees, stenographer, rental of a venue for the proceedings, etc.) shall be borne by the plaintiff bringing the action, but the arbitrators may award an allocation or reimbursement of costs, including those incurred to enforce this Agreement and legal fees, and interest on any damages and costs awarded. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

In witness whereof, the parties have executed this Agreement as of the date first above written.

Fenix Parts, Inc.

By: ________/s/ Steven Dayton_________
Steven Dayton
Its: ___Compensation Committee Chair_

________/s/ Art Golden________________
Art Golden